FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD CLOSES ON $10.2 MILLION STRATEGIC TRANSACTION
AND COMPLETES CIVIL LEGAL SETTLEMENT

SAN FRANCISCO — September 9, 2009 — Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) yesterday closed the escrow and received the funds associated with the $10.2 million oversubscribed private placement of convertible preferred stock, which was previously announced on August 27, 2009. The company settled $43.5 million of previously disclosed civil claims.

“We are pleased that this difficult period is finally behind us,” said Jon Merriman, co-founder and chief executive officer of Merriman Curhan Ford Group, Inc. “The firm has seen renewed interest from clients and prospects since our strategic transaction and settlement were announced. Our team appreciates all the support as we get back to business.”

Yesterday, the company signed a definitive settlement agreement and release with DGB Investments, Inc., Heritage Bank of Commerce, Modern Bank, N.A., Security Pacific Bank, AEG Facilities, Inc., Valley Community Bank and Craig Leipold.

Merriman Curhan Ford & Co. acted as the placement agent in the transaction.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer/Internet/Media, Health Care, Natural Resources and Technology. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Forms 10-Q filed on May 15 and August 11, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Forms 10-Q filed on May 15 and August 11, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

At the Company:
Henry Tang
Chief Financial Officer
Merriman Curhan Ford & Co.
(415) 262-1353

Michael Doran
Counsel to the Company
(415) 568-3905